Exhibit 10.25

Summary of Family Dollar Stores, Inc. Executive Supplemental Disability Income Plan

  The Company has established a supplemental disability program for certain of the Company’s officers, including each of the Company’s named executive officers.  The following Plan summary, which has been provided to each of the Company’s named executive officers, sets forth the terms of the Plan:

[FDO Inc. logo]	Executive Supplemental Disability Plan

Coordinating with the group LTD plan, the supplemental policy increases your disability income insurance to a maximum of 75% of base salary. It includes the following features:

•	Up to $10,000 guaranteed standard issue benefit –
(subject to MetLife’s risk management criteria)

To be eligible for guaranteed issue coverage, you must be actively employed for a minimum of 90 days prior to the application date. You do not have to prove you are insurable to qualify for monthly supplemental disability benefits up to $10,000.

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Own Occupation protection to age 65 – Your Regular Occupation Period continues until you reach age 65.  If, during the Regular Occupation Period, you become unable to perform the material and substantial duties of your regular occupation, you are considered disabled and are entitled to benefits.  To be considered disabled, you must not be gainfully employed and must be under the care of a physician.  After the Regular Occupation Period expires, if you become unable to perform the material and substantial duties of any occupation for which you are or have become reasonably qualified by your education, training or experience, you are considered disabled and are entitled to benefits.

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Non-cancelable/guaranteed renewable to age 65, or 5 policy years if later – As long as your premiums are paid on time, MetLife cannot change your coverage or your premium rates until the first premium due date on or after your 65th birthday, or on the fifth policy anniversary if later.

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Conditionally Renewable after age 65 – Your policy, without riders, is renewable after age 65 or after the 5th policy anniversary if later, so long as you are employed at least 30 hours per week and are not disabled. If Total Disability starts before your 75th birthday, the maximum benefit will be 2 years. If Total Disability starts after your 75th birthday, the maximum benefit period will be 12 months. Premiums will be based on your attained age on each policy anniversary. Premium rates are subject to change.

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Residual Disability Rider – If you lose 20% or more of your income due to a disability and you are under the care of a licensed physician, this rider pays you a percentage of your monthly benefit proportional to your loss of income.

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Presumptive Total Disability Rider – With this rider, if an injury or sickness causes you complete and irreparable loss of your sight, speech, hearing, or the use of 2 limbs, you will be considered totally and permanently disabled even if you are able to work.

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Catastrophic Disability Benefit – This rider provides an additional monthly benefit if the insured’s condition meets the criteria for a catastrophic disability as defined in the rider. The catastrophic disability benefit amount applied for can be up to 100% of the insured’s monthly income minus any other DI coverage inforce or applied for. In no event can the monthly benefit, under this rider, exceed $8,000. For the first 12 months that a catastrophic disability benefit is paid, the catastrophic benefit will be paid at 120%.

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Cost of Living Adjustment (COLA Rider) – This rider increases your monthly benefit annually (while you remain disabled), after you have been disabled for 12 months, by a compound rate of 1% to 7%, based on the Consumer Price Index (CPI).

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Mental Disorder and/or Substance Use Disorder Benefits (MNAD) payable to Age 65 Rider – This MNAD Rider extends the benefit period for disabilities caused by Mental Disorder and/or Substance Use Disorder to Age 65 (or the longest period available by age).

•	90 Day Elimination Period – Disability benefits will be payable after 90 days of disability.

•	Portable – You can take your policy with you if you leave Family Dollar.